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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-136105 on Form S-8 of our report dated March 30, 2010 relating to the consolidated financial statements of California Coastal Communities, Inc. and subsidiaries (Debtor-in-Possession) (the "Company") (which report expresses an unqualified opinion on those consolidated financial statements and includes explanatory paragraphs regarding the Company's bankruptcy proceedings and expressing substantial doubt as to the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of California Coastal Communities, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 30, 2010

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  EXHIBIT 23.1